Exhibit 4.16
STOCK RESTRICTION AND PUT RIGHT AGREEMENT
     This Stock Restriction Agreement (the “Agreement”) is made as of January 1, 2005 by and among comScore Networks, Inc., a Delaware corporation (the “Company”) and 954253 Ontario Inc., an Ontario corporation, Rice and Associates Advertising Consultants, Inc., an Ontario corporation (each, a Stockholder” and collectively, the “Stockholder”).
RECITALS
     A. Company, the Stockholders and certain other parties have entered into an Asset Purchase Agreement (the “Purchase Agreement”) which provides for the acquisition of all or substantially all, of the assets of Stockholder by Company’s wholly-owned subsidiary comScore Media Metrix, Canada. Inc., an Ontario corporation. Pursuant to the Purchase Agreement and as consideration for the assets, the Stockholders shall receive, in part, shares of common stock of Company, and a corresponding Put Right as defined below, to sell such shares back to the Company.
     B. Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Purchase Agreement.
     C. As a condition to the Purchase Agreement, Stockholder and Company agreed to enter into this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants and representations set forth herein, intending to be legally bound hereby, the parties agree as follows:
AGREEMENT
     1. Issuance of the Shares. Pursuant to the terms and conditions of the Purchase Agreement, at the Closing, the Company shall issue to the Stockholders an aggregate of 678,172 shares of common stock of the Company (the “Common Stock”). For purposes hereof, the term “Shares” shall mean the Common Stock as adjusted for stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares.
     2. Stockholder’s Put Right.
          a. Subject to the terms and conditions of this Section 2, on the date that is the third anniversary of the Closing Date (the “Exercise Date”), each Stockholder shall have the right to require the Company to repurchase some or all of the Shares at a repurchase price per share of $2.67 United States Dollars (as adjusted for stock dividends, stock distributions, combinations, consolidations or splits with respect to such Shares) (the “Put Price”) (the “Put Right”). Each Stockholder shall have ninety (90) days from and including the Exercise Date to Exercise this Put Right (the “Exercise Period”). Upon expiration of the Exercise Period, this Put Right shall terminate.

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          b. To exercise the Put Right, during the Exercise Period, the Stockholder shall deliver a written notice to the Company in accordance with Section 8(h) below, of its election to exercise this Put Right that includes the number of Shares it is electing to have repurchased. Within 10 business days of receipt of such written notice and upon the receipt from such Stockholder of the Company stock certificate(s) duly endorsed for transfer, the Company shall pay to such Stockholder the aggregate Put Price in cash (by check or wire transfer). If less than all of the Shares are repurchased, the Company also shall issue to such Stockholder a new stock certificate representing the remaining Shares held by such Stockholder after such repurchase and a corresponding portion of the Put Right shall survive with respect to the remaining shares for the remainder of the Exercise Period.
          c. Notwithstanding anything to the contrary contained in this Section 2, the Company’s obligation to repurchase any Shares under this Section 2 is subject to Delaware General Corporation Law and any other applicable local, state, provincial or federal law, statute or rule of the United States or Canada (collectively, the “Laws”). If the Company is unable to honor its payment obligations because of application of such Laws, the Exercise Period shall remain in effect for a ninety (90) day period beginning on the day that the Company is no longer prevented from honoring the Put Right because of application of such Laws.
     3. Company’s Right of First Refusal. Before any Shares held by a Stockholder or any transferee (either being sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including transfer by gift or operation of law), the Company or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 3 (the “Right of First Refusal”).
          a. Notice of Proposed Transfer. The Holder of the Shares shall deliver to the Company a written notice (the “Notice”) in accordance with Section 8(h) below stating: (i) the Holder’s bona fide intention to sell or otherwise transfer such Shares; (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the number of Shares to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares (the “Offered Price”), and the Holder shall offer the Shares at the Offered Price to the Company or its assignee(s).
          b. Exercise of Right of First Refusal. At any time within ten (10) days after receipt of the Notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase some or all of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection (c) below.
          c. Purchase Price. The purchase price (“Purchase Price”) for the Shares purchased by the Company or its assignee(s) under this Section shall be the Offered Price. If the Offered Price includes consideration other than cash, the officers of the Company and Stockholder in good faith shall agree on the cash equivalent value of the non-cash consideration.
          d. Payment. Payment of the Purchase Price shall be made in cash (by check or wire/transfer) within thirty (30) days after receipt of the Notice.

          e. Holder’s Right to Transfer. To the extent all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section 3, then the Holder may sell or otherwise transfer such unpurchased Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that (i) such sale or other transfer is consummated within 120 days after the date of the Notice, (ii) any such sale or other transfer is effected in accordance with any applicable securities laws (including Regulation S (Rule 901 through 905, and Preliminary Notes) of the Securities Act of 1936, as amended (the “Securities Act”), pursuant to registration under the Securities Act, or pursuant to an available exemption from registration); (iii) the Proposed Transferee agrees in writing to guarantee the obligations of Stockholder under the Purchase Agreement up to the value of the Shares so transferred (with such Shares remaining subject to Section 6.5 of the Purchase Agreement); and (iv) the Proposed Transferee agrees in writing that the provisions of this Agreement shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, a new Notice shall be given to the Company, and the Company and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.
          f. Exception for Certain Transfers. Notwithstanding anything to the contrary contained in this Section 3, the Right of First Refusal shall not apply to, (i) in the case of any Holder that is a partnership, limited liability company or corporation, a transferee or assignee who is a former constituent partner, member, stockholder or affiliate of that Holder, and (ii) in the case of any Holder, (y) a transferee or assignee who is a spouse, lineal descendant, father, mother, brother or sister (each, a “Family Member”) of such transferring Holder or (z) or to a trust, the beneficiaries of which are exclusively the Holder and/or Family Members; provided that (i) any such sale or other transfer is effected in accordance with any applicable securities laws; (ii) the transferee or assignee agrees in writing to guarantee the obligations of Stockholder under the Purchase Agreement up to the value of the Shares so transferred (with such Shares remaining subject to Section 6.5 of the Purchase Agreement); and (iii) the Proposed Transferee agrees in writing that the provisions of this Agreement shall continue to apply to the Shares in the hands of such Proposed Transferee.
          g. Attachment of Put Right. The Put Right is attached to the Shares and accrues to the benefit of any and all holders of such Shares.
          h. Termination of Right of First Refusal. The Right of First Refusal shall terminate as to any Shares upon the earlier of (i) the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act, and (ii) a change of control of the Company in which the successor corporation has equity securities that are publicly traded on a national securities exchange or on the Nasdaq Stock Market.
     4. Lock-Up Period. Stockholder hereby agrees that, if so requested by the representative of the managing’ underwriter (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act, Stockholder shall not sell or otherwise transfer any Shares or other securities of the Company during the 180-day period (the “Market Standoff Period”) following the effective date of a registration statement of the Company filed under the Securities Act. Such restriction shall apply only to the first registration statement of the Company to become effective under the Securities Act that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period,
     5. Hedging Transactions. Stockholder agrees not to engage in hedging transactions with regard to the Shares unless in compliance with the Securities Act.
     6. Restrictive Legends and Stop-Transfer Orders.
          a. Legends. Stockholder understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state, provincial or federal securities laws of the United States or Canada:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT, INCLUDING REGULATION S (RULE 901 THROUGH 905, AND PRELIMINARY NOTES) OR AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THESE SHARES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND A RIGHT OF FIRST REFUSAL HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE STOCK RESTRICTION AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND RIGHT OF FIRST REFUSAL ARE BINDING ON TRANSFEREES OF THESE SHARES.
          b. Stop-Transfer Notices. Each Stockholder agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

          c. Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares, or to accord the right to vote or pay dividends, or accord the Put Right to any purchaser or other transferee to whom such Shares shall have been so transferred.
     7. Representations and Warranties. The Company and each Stockholder hereby represents and warrants to the other that:
          a. it has the full power, authority and legal right to incur the obligations provided for in this Agreement, to execute and deliver this Agreement, and to perform and observe the terms and provisions hereof;
          b. this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms thereof, subject to applicable bankruptcy or other laws affecting creditors’ rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;
          c. the execution, delivery and performance of this Agreement have been duly authorized by all necessary actions on its part; and
          d. the execution, delivery and performance of this Agreement does not violate or exceed its or his powers or contravene (i) any provision of any applicable law, regulation, decree or order to which it is subject, (ii) any provision of its charter documents, or (iii) any provision of any mortgage, deed, contract, agreement or other instrument to which it is a party, or which is binding upon it or any of its assets;
     8. General Provisions.
          a. Set-Off. All payments which the Company is required to make under this Agreement shall be (i) subject to set-off in accordance with Section 6.5 of the Purchase Agreement; and (ii) made without deduction or withholding for any tax unless the Company is required to make a deduction or withholding by applicable law, regulation or rule; provided, however, that each Stockholder shall be responsible for any applicable transfer tax on the sale of the Shares.
          b. Further Documents. Each party agrees upon request of the other party to execute any further documents or instruments necessary or reasonably desirable in the view of the other party to carry out the purposes or intent of this Agreement.
          c. Waiver. A party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted the parties hereunder are cumulative and shall not constitute a waiver of any party’s right to assert any other legal remedy available to it. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

          d. Severability, If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
          e. Binding Effect and Assignment, The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Notwithstanding any such assignment, the Company shall remain subject to its obligations set forth herein. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon each Stockholder and his, her or its heirs, executors, administrators, successors and assigns.
          f. Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the Company and the Stockholders.
          g. Specific Performance: Injunctive Relief. The parties hereto acknowledge that the Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of a Stockholder set forth in Section 3 or Section 4. Therefore, it is agreed that, in addition to any other remedies that may be available to Company upon any such violation, Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Company at law or in equity.
          h. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that such notices of change of address shall only be effective upon receipt); provided, however, that notices sent by mail will not be deemed given until received;

If to the Company:	comScore Networks, Inc.
11465 Sunset Hills Road, Suite 200
Reston, Virginia 20190
Attention: Chief Financial Officer
Telephone Number: (703) 438-2000

With a copy to:	comScore Networks, Inc.
11465 Sunset Hills Road, Suite 200
Reston, Virginia 20190
Attention: Corporate Counsel
Telephone Number: (703) 438-2000

If to a Stockholder:	To the address for notice set forth on the signature page hereof.

     Each party agrees to notify the other party of any change in its address above.
          i. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
          j. Legal Counsel Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable legal counsel fees and other reasonable costs incurred in connection with such action.
          k. Interpretation. The captions and section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement. Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders. As used in this Agreement, the words “includes” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by words “without limitation.”
          l. Entire Agreement. This Agreement and the Purchase Agreement (and the exhibits thereto), constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Stockholders with respect to the subject matter hereof.
          m. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. Facsimile signatures shall be valid and binding as original manual signatures.
          n. Effect of Headings. The captions and section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.
          o. Acknowledgment. Each Stockholder acknowledges that such Stockholder has had independent legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, Company and Stockholder have caused this Agreement to be executed and delivered as of the date first above written.

COMPANY:			STOCKHOLDERS

COMSCORE NETWORKS, INC.:			954253 ONTARIO, INC.

			By:	/s/ Jeff Hohner

By:	/s/ Sheri L. Huston		Name:	/s/ Jeff Hohner

			Title:	/s/ President

	Name:	/s/ Sheri L. Huston

	Title:	/s/ CFO	Address:

52 Parkhurst Boulevard
Toronto, Ontario M4G 2C9
Attention: Jeff Hohner
Telephone No.: (416) 642-1006
Facsimile No.: (416) 642-1007

with a copy to:

Goodmans LLP
Barristers & Solicitors
250 Yonge Street, Suite 2400
Toronto, Ontario M5B 2M6
Attention: Neil Sheehy
Telephone No.: (416) 597-4229
Facsimile No.: (416) 979-1234

RICE AND ASSOCIATES ADVERTISING
CONSULTANTS, INC

By:	/s/ Marshall Rice

	Name:	/s/ Marshall Rice

		Title:	President

Address:

308 Hidden Trail
Toronto, Ontario M2R 3R8

with a copy to:

Goodmans LLP

Barristers & Solicitors
250 Yonge Street, Suite 2400
Toronto, Ontario M5B 2M6
Attention: Neil Sheehy
Telephone No.: (416) 597-4229
Facsimile No.: (416) 979-1234
[Signature Page to Stock Restriction Agreement]